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                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Quaker City Bancorp, Inc.

We consent to the incorporation by reference in the registration statement related to the Quaker City Bancorp, Inc. 1997 Stock Incentive Plan on Form S-8 of our report dated July 30, 1997, relating to the consolidated statement of financial condition of Quaker City Bancorp, Inc. and subsidiaries as of June 30, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1997, which report appears in the June 30, 1997, annual report on Form 10-K of Quaker City Bancorp, Inc.


                              /s/ KPMG Peat Marwick LLP




Los Angeles, California
December 10, 1997